UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2008

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 10, 2008, Continental Airlines, Inc. ("Continental") entered into an amendment and restatement of its Bankcard Joint Marketing Agreement (the "Agreement") with Chase Bank USA, N.A. ("Chase"), under which Chase purchases frequent flyer mileage credits to be earned by OnePass members for making purchases using a Continental Airlines credit card issued by Chase.   The Agreement provides for an initial payment to Continental of $413 million, of which $235 million relates to the advance purchase of frequent flyer mileage credits and the balance of which is in consideration for certain other commitments with respect to the co-branding relationship, including the extension of the term of the Agreement until December 31, 2016.  In connection with the advance purchase of mileage credits, Continental has provided a security interest to Chase in certain routes and slots.  A portion of the $235 million purchase of mileage credits has been treated as a loan from Chase, will be reported by Continental as long-term debt in its balance sheet and will be reduced ratably beginning in 2016 as the mileage credits are redeemed.

Item 7.01. Regulation FD Disclosure.

On June 12, 2008, we will provide an update for investors presenting information relating to our financial and operational outlook for the second quarter and full year 2008, as well as other information. The update is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits
99.1	Investor Update

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

June 11, 2008	By /s/ Lori A. Gobillot Lori A. Gobillot Staff Vice President and Assistant General Counsel

EXHIBIT INDEX

99.1	Investor Update